EXHIBIT 9

                  CONSENT AND OPINION OF C. CHRISTOPHER SPRAGUE

                                                              April 13, 2000

The Prudential Insurance Company of America
751 Broad Street
Newark, New Jersey 07102-3777

Gentlemen:

In my capacity as Assistant General Counsel of The Prudential Insurance Company of America, I have reviewed the establishment of the Prudential Discovery Premier Group Variable Contract Account (the "Account") on November 9, 1999 by the Finance Committee of the Board of Directors of Prudential as a separate account for assets applicable to certain variable annuity contracts, pursuant to the provisions of Section 17B:28-7 of the Revised Statutes of New Jersey and relevant documents contained in the registration statement.

I was responsible for oversight of the preparation of the Registration Statement (Registration Number 333-95637) under the Securities Act of 1933 for the registration of certain variable annuity contracts issued with respect to the Account.

I am of the following opinion:

(1) Prudential was duly organized under the laws of New Jersey and is a validly existing insurance company.

(2) The Account has been duly created and is validly existing as a separate account pursuant to the aforementioned provisions of New Jersey law.

(3) The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the variable annuity contracts is not chargeable with liabilities arising out of any other business Prudential may conduct.

(4) Assuming that the variable annuity contracts are issued in accordance with their terms, and that any necessary payment for the contracts is received by Prudential, the variable annuity contracts are legally issued and are valid and binding obligations of Prudential.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,

                                   /S/ C. Christopher Sprague
                                   C. Christopher Sprague
                                   Assistant General Counsel